Exhibit 99.1

Atlas Energy Solutions Inc. Announces Agreement to Acquire Moser Energy Systems

and Provides Preliminary Fourth Quarter and Year-End 2024 Results

Austin, TX – January 27, 2025 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today announced that it has entered into a definitive agreement to acquire all of the outstanding capital stock of Moser Acquisition, Inc. (“Moser Energy Systems” or “Moser”), a leading provider of distributed power solutions, in a transaction valued at $220 million (the “Moser Acquisition”).

The transaction consideration includes $180 million of cash and approximately 1.7 million shares (the “Stock Consideration”) of the Company’s common stock, par value $0.01 per share, which are valued at $40.0 million based on the 20-day trailing volume-weighted average price ending at the close of trading on Friday, January 24, 2025. Atlas has the ability to elect to pay the aggregate transaction consideration in cash in lieu of Atlas’s issuance of the Stock Consideration (the “Cash Option”). The final consideration mix will be determined at closing and the Stock Consideration is subject to revision for customary post-closing adjustments. Following closing, if the Cash Option has not been exercised, all or any portion of the Stock Consideration will be subject to redemption at the option of Atlas, with any such redemption to be paid in cash.

Acquisition Highlights

•	The combination of Atlas’s completion platform and Moser’s distributed power platform creates an innovative, diversified energy solutions provider with a leading portfolio of proppant, logistics (including the Dune Express) and distributed power solutions.

•	Dynamic fleet of natural gas-powered assets (~212MWs) expands Atlas’s current operations into production and distributed power end markets supported by strong macro tailwinds expected to reduce through-cycle volatility associated with completions operations.

•	Moser’s strong EBITDA(1) margin profile of 50%+ and robust cash flow generation is expected to enhance Atlas’s pro forma cash flow generation and shareholder returns.

•	Adds critical, differentiated in-house manufacturing and remanufacturing capabilities driving best-in-class quality and reliability while reducing through-cycle maintenance and equipment replacement costs.

•	Increases Atlas’s customer reach with a vital power service offering in Atlas’s core geography, the Permian Basin, while providing geographic diversity with operating locations in key oil and gas basins across the central United States.

•	Estimated to be immediately accretive.

•	Assuming 10-months of contribution, we expect the acquired assets to generate $40-45 million in Adjusted EBITDA(1) in 2025, which implies on a full run-rate basis a valuation of approximately 4.3x 2025 Adjusted EBITDA(1).

•	The transaction is expected to close before the end of the first quarter of 2025.

1 EBITDA and Adjusted EBITDA are non-GAAP financial measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of estimated 2024 Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP.

John Turner, President and Chief Executive Officer of Atlas, commented, “Today marks yet another exciting milestone for Atlas. This acquisition diversifies the Company into attractive high-growth end markets in both production and distributed power while strengthening Atlas’s current market position as a leading provider of energy solutions within the oil and gas sector across North America. This transaction highlights our continued commitment to evolve our organization by deploying innovative and differentiated solutions to return value to our shareholders. We are looking forward to continuing to invest in our current operations and expand the capabilities of our distributed power platform.”

“When we made our original investment in Moser, we saw a company with tremendous potential and a rich legacy of customer service and excellence that Randy Moser and his family had built over the previous 40 years. We have worked hard to be good caretakers of that legacy as we have grown the business, and we view Atlas Energy as the perfect company to further build upon that legacy,” said Mark Plunkett, Managing Partner of Hilltop Opportunity Partners. “We have greatly valued the partnership we have had with the Moser team over the last several years and look forward to watching them thrive as they lead Moser into this next chapter with Atlas.”

Transaction Financing

At closing, Atlas will fund $180 million of cash and 1.7 million shares of Atlas common stock, subject to the Cash Option, to Moser’s sole shareholder. Atlas has secured funding for the cash portion of the consideration, including the Cash Option, if exercised, through an upsizing amendment to its existing delayed draw term loan facility.

Transaction Timing and Approvals

Atlas’s Board of Directors has approved the Moser Acquisition. The transaction is subject to customary closing conditions and the Company expects the transaction to close by the end of the first quarter of 2025.

Preliminary Fourth Quarter and Year-End 2024 Results

Set forth below are certain estimated preliminary unaudited financial results and other data for the fourth quarter ended December 31, 2024 and the corresponding period of the prior fiscal year, as well as fiscal year ended December 31, 2024 and the corresponding period of the prior fiscal year. Our unaudited interim consolidated financial statements for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024 are not yet available. These ranges are based on the information available to us as of the date of this release. These are forward-looking statements and may differ from actual results. We have provided ranges, rather than specific amounts, because these results are preliminary and subject to change. Our actual results may vary from the estimated preliminary results presented below due to the completion of our financial closing and other operational procedures, final adjustments and other developments that may arise between now and the time the financial results for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024 are finalized.

These estimates should not be viewed as a substitute for our full interim or annual audited financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Accordingly, you should not place undue reliance on this preliminary data. See “Cautionary Statement Regarding Forward-Looking Statements” below for additional information regarding factors that could result in differences between the preliminary estimated ranges of our financial and other data presented below and the actual financial and other data we will report for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024.

The estimated preliminary financial results for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024 have been prepared by, and are the responsibility of, management. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled or performed any procedures with respect to the estimated preliminary financial results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

For the fourth quarter ended December 31, 2024, we expect:

•	Revenue to be between $270.0 million and $272.0 million, as compared to revenue of approximately $141.1 million for the fourth quarter ended December 31, 2023, an increase of approximately 92% at the midpoint.

•	Gross profit to be between $49.0 million and $51.0 million, as compared to gross profit of $62.9 million for the fourth quarter ended December 31, 2023, a decrease of approximately 21% at the midpoint.

•	Adjusted EBITDA(1) to be between $62.2 million and $64.2 million, as compared to Adjusted EBITDA(1) of $68.7 million for the fourth quarter ended December 31, 2023, a decrease of approximately 8% at the midpoint.

For the fiscal year ended December 31, 2024, we expect:

•	Revenue to be between $1,055.0 million and $1,057.0 million, as compared to revenue of $614.0 million for the fiscal year ended December 31, 2023, an increase of approximately 72% at the midpoint.

•	Gross profit to be between $231.0 million and $233.0 million, as compared to gross profit of $313.8 million for the fiscal year ended December 31, 2023, a decrease of approximately 26% at the midpoint.

•	Adjusted EBITDA(1) to be between $287.9 million and $289.9 million, as compared to Adjusted EBITDA(1) of $329.7 million for the fiscal year ended December 31, 2023, a decrease of approximately 12% at the midpoint.

•	Cash and cash equivalents to total approximately $71.7 million, as compared to cash and cash equivalents of $210.2 million at December 31, 2023, a decrease of approximately 66%.

Advisors

Piper Sandler & Co. is serving as exclusive financial advisor to Atlas. Vinson & Elkins L.L.P. is serving as legal advisor to Atlas in association with the transaction.

TPH&Co., the energy business of Perella Weinberg Partners, is serving as exclusive financial advisor to Moser. Katten Muchin Rosenman LLP is serving as legal advisor in association with the transaction.

Conference Call

The Company will host a conference call to discuss the transaction on January 27, 2025 at 9:00am Central Time (10:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection. An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company will also post an updated investor presentation titled “Moser Acquisition Presentation” at https://ir.atlas.energy/ in the “Presentations” section under “News & Events” tab on the Company’s Investor Relations webpage prior to the conference call.

About Atlas Energy Solutions

Atlas Energy Solutions Inc. is a leading proppant producer and proppant logistics provider, serving primarily the Permian Basin of West Texas and New Mexico. We operate 14 proppant production facilities across the Permian Basin with a combined annual production capacity of 29 million tons, including both large-scale in-basin facilities and smaller distributed mining units. We manage a portfolio of leading-edge logistics assets, which includes our 42-mile Dune Express conveyor system. In addition to our conveyor infrastructure, we manage a fleet of over 120 trucks, which are capable of delivering expanded payloads due to our custom-manufactured trailers and patented drop-depot process. Our approach to managing both our proppant production and proppant logistics operations is intently focused on leveraging technology, automation and remote operations to drive efficiencies.

We are a low-cost producer of various high-quality, locally sourced proppants used during the well completion process. We offer both dry and damp sand, and carry various mesh sizes including 100 mesh and 40/70 mesh. Proppant is a key component necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells.

Our logistics platform is designed to increase the efficiency, safety and sustainability of the oil and natural gas industry within the Permian Basin. Proppant logistics is increasingly a differentiating factor affecting customer choice among proppant producers. The cost of delivering sand, even short distances, can be a significant component of customer spending on their well completions given the substantial volumes that are utilized in modern well designs.

We continue to invest in and pursue leading-edge technologies, including autonomous trucking, digital infrastructure, and artificial intelligence, to support opportunities to gain efficiencies in our operations. These technology-focused investments aim to improve our cost structure and also combine to produce beneficial environmental and community impacts.

While our core business is fundamentally aligned with a lower emissions economy, our core obligation has been, and will always be, to our stockholders. We recognize that maximizing value for our stockholders requires that we optimize the outcomes for our broader stakeholders, including our employees and the communities in which we operate. We are proud of the fact that our approach to innovation in the hydrocarbon industry while operating in an environmentally responsible manner creates immense value. Since our founding in 2017, our core mission has been to improve human beings’ access to the hydrocarbons that power our lives while also delivering differentiated social and environmental progress. Our Atlas team has driven innovation and has produced industry-leading environmental benefits by reducing energy consumption, emissions, and our aerial footprint. We call this Sustainable Environmental and Social Progress.

We were founded in 2017 by Ben M. “Bud” Brigham, our Executive Chairman, and are led by an entrepreneurial team with a history of constructive disruption bringing significant and complementary experience to this enterprise, including the perspective of longtime E&P operators, which provides for an elevated understanding of the end users of our products and services. Our executive management team has a proven track record with a history of generating positive returns and value creation. Our experience as E&P operators was instrumental to our understanding of the opportunity created by in-basin sand production and supply in the Permian Basin, which we view as North America’s premier shale resource and which we believe will remain its most active through economic cycles.

About Moser Energy Systems

Moser Energy Systems is a world-class provider of innovative, low-emission, grid interactive distributed energy solutions for Oilfield Services, Commercial, Industrial, and Military applications.

Since 1973, Moser has been at the forefront of advances in distributed energy solutions. Moser’s cutting-edge technologies include industry-leading development of proprietary oilfield generator systems utilizing raw wellhead gas. These innovations substantially reduce flaring and offer customers significant reductions in operating expenses. The company’s products and commitment to customers are recognized throughout the industry as the gold standard for low-emissions, reliable, and durable natural gas generators and hybrid generator systems.

Moser continues to build on its commitment to excellence and its legacy of industry-leading innovation in pursuit of a lower emissions future powered by flexible, smart energy applications with integrated grid services and active load management. With a dynamic vision, dedication to responsible business practices, and cleaner, more efficient products, Moser is transforming power for the future.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding Atlas’s plans to finance the Moser Acquisition; the anticipated financial performance of Atlas following the Moser Acquisition; expected accretion to Adjusted EBITDA; expectations regarding the leverage and dividend profile of Atlas following the Moser Acquisition; the expected synergies and efficiencies to be achieved as a result of the Moser Acquisition; expansion and growth of Atlas’s business; Atlas’s plans to finance the Moser Acquisition; the receipt of all necessary approvals to close the Moser Acquisition and the timing associated therewith; our business strategy, industry, future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, statements about our financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance.

Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: the completion of the Moser Acquisition on anticipated terms and timing or at all, including obtaining any required governmental or regulatory approval and satisfying other conditions to the completion of the Moser Acquisition; uncertainties as to whether the Moser Acquisition, if consummated, will achieve its anticipated benefits and projected synergies within the expected time period or at all; Atlas’s ability to integrate Moser’s operations in a successful manner and in the expected time period; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Moser Acquisition; risks that the anticipated tax treatment of the Moser Acquisition is not obtained; unforeseen or unknown liabilities; potential litigation relating to the Moser Acquisition; the possibility that the Moser Acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the effect of the announcement, pendency or completion of the Moser Acquisition on the parties’ business relationships and business generally; risks that the Moser Acquisition disrupts current plans and operations of Atlas or Moser and their respective management teams and potential difficulties in retaining employees as a result of the Moser Acquisition; the risks related to Atlas’s financing of the Moser Acquisition; potential negative effects of this announcement and the pendency or completion of the Moser Acquisition on the market price of Atlas’s common stock or operating results; unexpected future capital expenditures; our ability to successfully execute our stock repurchase program or implement future stock repurchase programs; commodity price volatility, including volatility stemming from the ongoing armed conflicts between Russia and Ukraine and Israel and Hamas; increasing hostilities and instability in the Middle East; adverse developments affecting the financial services industry; our ability to complete growth projects on time and on budget; the risk that stockholder litigation in connection with our recent corporate reorganization may result in significant costs of defense, indemnification and liability; changes in general economic, business and political conditions, including changes in the financial markets; transaction costs; actions of OPEC+ to set and maintain oil production levels; the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil; inflation; environmental risks; operating risks; regulatory changes; lack of demand; market share growth; the uncertainty inherent in projecting future rates of reserves; production; cash flow; access to capital; the timing of development expenditures; the ability of our customers to meet their obligations to us; our ability to maintain effective internal controls; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on February 27, 2024, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

This press release includes or references certain forward-looking financial measures not prepared in conformity with generally accepted accounting principles (“GAAP”), including EBITDA and Adjusted EBITDA. Because Atlas provides certain of these measures on a forward-looking basis, it cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP financial measures, such as Gross Profit, Net Income, Operating Income, or any other measure derived in accordance with GAAP. Accordingly, Atlas is unable to present a quantitative reconciliation of such forward-looking, non-GAAP financial measures to the respective most directly comparable forward-looking GAAP financial measures. Atlas believes that these forward-looking, non-GAAP measures may be a useful tool for the investment community in comparing Atlas’s forecasted financial performance to the forecasted financial performance of other companies in the industry.

Atlas Energy Solutions – Reconciliation of Adjusted EBITDA to Net Income

(unaudited, in thousands)

	Fourth Quarter Ended December 31,
		2024 Estimated
(In thousands)	2023 Actual	Low	High
Net Income	$36,050	$12,850	$14,250
Depreciation, depletion and accretion expense	12,266	31,012	31,612
Amortization expense of acquired intangible assets	—	3,943	3,543
Interest expense	4,731	12,357	12,157
Income tax expense	11,010	4,766	5,766
EBITDA	$64,057	$64,928	$67,328
Stock and unit-based compensation	3,749	6,520	6,320
Insurance recovery (gain)	—	(10,098)	(10,098)
Other non-recurring costs	441	—	—
Other acquisition related costs	451	850	650
Adjusted EBITDA	$68,698	$62,200	$64,200

	Fiscal Year Ended December 31,
		2024 Estimated
(In thousands)	2023 Actual	Low	High
Net Income	$226,493	$58,392	59,792
Depreciation, depletion and accretion expense	41,634	101,877	102,477
Amortization expense of acquired intangible assets	—	12,516	12,116
Interest expense	17,452	43,178	42,978
Income tax expense	31,378	16,182	17,182
EBITDA	$316,957	$232,145	$234,545
Stock and unit-based compensation	7,409	22,481	22,281
Loss on disposal of assets	—	19,672	19,672
Insurance recovery (gain)	—	(20,098)	(20,098)
Other non-recurring costs	4,838	14,335	14,335
Other acquisition related costs	451	19,331	19,131
Adjusted EBITDA	$329,655	$287,866	$289,866

Non-GAAP Measure Definitions

We define Adjusted EBITDA as net income before depreciation, depletion and accretion, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative gain (loss), other acquisition related costs, and other non-recurring costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

We define EBITDA as net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense, and income tax expense.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy